NaturalNano, Inc.
15 Schoen Place
Pittsford, NY 14534

October 22, 2009

Longview Special Finance Inc.
C/o LH Financial 150 Central Park South
2nd Floor
New York, NY 10019

Ladies and Gentlemen:

This letter shall serve as the agreement and promise of NaturalNano, Inc. (the "Company") to pay to the order of Longview Special Finance Inc. ("Longview"), within ten (10) days of the date hereof, the sum of $40,000 plus interest at 16% per annum. The Company acknowledges that Longview has advanced $40,000 in funds at the Company's request, and the Company's obligations hereunder shall be secured by all other collateral that secures the various senior secured promissory notes that the Company has previously issued to Longview. In the event the Company fails to repay Longview in accordance with the terms of this letter, Longview should be entitled to exercise all rights granted to it as a secured creditor pursuant to the Security Agreements (as defined in the 8% Senior Secured Promissory Note issued to Longview by the Company on or about November 5, 2008).

All payments under or pursuant to this Note shall be made in United States Dollars, in immediately available funds, to Longview at the address set forth above or at such other place as Longview may designate from time to time in writing to the Company or by wire transfer of funds to Longview's account, as requested by Longview. The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full on November 1, 2009.

Very truly yours,

NaturalNano, Inc.

By: ______________________

Name: James Wemett
Title: Acting CEO